Exhibit 3.115

CERTIFICATE OF FORMATION

OF

BEAR RUN COAL COMPANY, LLC

1.	The name of the limited liability company is BEAR RUN COAL COMPANY, LLC.

2.	The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of this 9th day of October, 2008.

/s/ Thomas W. Dietrich
Thornas W. Dietrich Authorized Person

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF FORMATION OF

BEAR RUN COAL COMPANY, LLC

1.	The name of the limited liability company is:

Bear Run Coal Company, LLC

2.	Article 1 of the Certificate of Formation of the limited liability company is hereby amended to read in its entirety as follows:

“The name of the limited liability company is Peabody Bear Run Mining, LLC.”

3.	This Certificate of Amendment shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 1st day of March, 2010.

Peabody Midwest Operations, LLC, its Sole Member

By:	/s/ Kenneth L. Wagner
Kenneth L. Wagner
Its: Vice President and Secretary